Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) is entered into on July 13, 2009 to the employment agreement dated as of March 1, 2009 (“Employment Agreement”) between IPCRe Limited, a company incorporated under the laws of Bermuda with its registered office located at 29 Richmond Road, Pembroke HM 08, Bermuda (the “Company”) and John R. Weale (the “Executive”).

WHEREAS, the Executive has been employed pursuant to the terms of the Employment Agreement; and

WHEREAS, the Executive has been appointed Interim President and Chief Executive Officer of IPC Holdings, Ltd. (“IPC”) by IPC’s board of directors, effective June 30, 2009; and

WHEREAS, the Company desires to reward the Executive for assuming the responsibility and duties commensurate with the titles of Interim President and Chief Executive Officer;

NOW, THEREFORE, effective July 1, 2009, the parties agree that the Employment Agreement is amended as follows:

1. Sections 1 and 2 of Schedule 1 to the Employment Agreement shall be amended as follows for so long as the Executive serves as the Interim President & Chief Executive Officer:

“1.	Position: Interim President & Chief Executive Officer, and Chief Financial Officer

2.	Title and Description of Work:

Duties and responsibilities commensurate with the titles of Interim President and Chief Executive Officer.

The CFO plays a key role in planning, directing and managing all areas of the companies’ financial operations and reporting in Bermuda and elsewhere.”

2. Section 4 of Schedule 1 to the Employment Agreement shall be amended as follows for so long as the Executive serves as the Interim President & Chief Executive Officer:

“4.

Additional Monthly Bonus. To reward the Executive for agreeing to temporarily assume the responsibilities and duties of President & Chief Executive Officer, the Company will pay the Executive an additional monthly bonus of $33,166.67 per month (or part thereof) for the duration of the time during which the Executive carries out these additional roles and responsibilities.

Annual Bonus. The Executive shall be eligible for an annual incentive bonus award determined by the Board or any Committee thereof in its discretion in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target amount of the Executive’s Annual Bonus is calculated as follows: (i) 75% of the Executive’s Base Salary pro rated for the period during which the Executive acts as CFO only; plus (ii) 100% of $915,000 pro rated for the period during which the Executive also acts as Interim President and Chief Executive Officer.

For the purposes of Paragraph 10.4 of this Agreement only, the target amount of the Executive’s Annual Bonus is $650,000.”

3. Except as provided herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Amendment as of the date first written above.

SIGNED by and on behalf of	)
THE COMPANY	)	/s/ Kenneth L. Hammond
In the presence of:	)	Name:	Kenneth L. Hammond
		Title:	Director

Witness:	/s/ Jeremy D. Hammond
Name:	Jeremy D. Hammond

SIGNED by	)
THE EXECUTIVE	)	/s/ John Weale
In the presence of:	)	Name:	John Weale
		Title:	Interim President & Chief Executive Officer, and Chief Financial Officer
Witness:	/s/ Melanie J. Saunders
Name:	Melanie J. Saunders